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                                                                    Exhibit 10.8


                                LEASE AGREEMENT

          WHEREAS, Stephen and Christine Gordon, hereafter designated as Lessor, and Restoration Hardware, Inc., hereinafter designated as Lessee, are desirous of entering into a lease agreement respecting the premises hereinafter described.

          NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants and conditions hereinafter contained.

          IT IS AGREED AS FOLLOWS:

          1. Lessor leases to Lessee and Lessee leases from Lessor those certain premises known and described as follows:

               The portion of the building located at 417 Second Street, Eureka, California designated as Unit 101.

          2. The term of the within lease is five (5) years commencing June 1, 1994, and ending May 31, 1999. In addition, Lessee shall have the option to extend the Lease for an additional five (5) year term in accordance with the provisions of paragraph 4(c).

          3. Lessee agrees to use said demised premises for the purpose of operating a retail hardware and home furnishings store.

          4.   Lessee agrees to pay rent as follows:

               (a) A monthly rental of $1,700.00 commencing June 1, 1994, and continuing on the first day of each succeeding month during the term;

                                      1.

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               (b)  The monthly rent provided in subparagraph (a) above shall be subject to adjustment at the commencement of the second year of the term and each year thereafter ("Adjustment Date") as follows:

          The base for computing the adjustment is the Consumer Price Index (all items) for the United States, published by the Department of Labor, Bureau of Labor Statistics ("Index"), nearest the date of the commencement of the term ("Beginning Index"). If the Index published nearest the Adjustment Date ("Extension Index") has increased over the Beginning Index, the monthly rent for the following year shall be set by multiplying the monthly rent set forth in subparagraph (a) above by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index. In no case shall the monthly rent be less than the rent set forth in subparagraph (a).

          If the Index is changed so that the base year differs from that used as of the month immediately preceding the month in which the term commences, the Index shall be converted in accordance with the Conversion Factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised.

          Provided, however, that there shall be a minimum annual increase of three percent (3%) and a maximum of eight percent (8%) during each year of the term.

                                      2.
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               (c)  Lessee is hereby granted the right and option to renew the within lease for an additional period of five (5) years upon the same terms and conditions as herein set forth. Should Lessee elect to so renew, it shall notify Lessor in writing of its intention to do at least 180 days prior to the date of expiration of the within Lease. Rent shall be adjusted at the commencement of, and throughout the extended term, in accordance with the provisions hereinabove set forth.

          5. Lessee agrees to maintain the interior of the premises in good and sanitary order, condition and repair. Lessee shall permit Lessor or its agents to enter into and upon said premises at all reasonable times for the purpose of inspecting the same.

          6. Lessee shall pay for all water, gas, heat, light, telephone, power, garbage disposal, gardening service and window washing.

          7. Lessor agrees to assume responsibility for the maintenance and repair of all structural portions of the premises including, without limitation, the foundation, side walls, roof, structural plumbing and structural electricity. Any other repairs, remodelling or altering with the exception of those specifically mentioned in the within agreement shall be considered the obligation of the Lessee. Lessee agrees to replace all broken glass with glass of the same size and quality of the glass broken. No structural alterations will be made by Lessee without first obtaining the written consent of Lessor.

          8. Lessee agrees to pay when due any taxes which may be levied against equipment, furniture and fixtures installed by and belonging to Lessee.

                                      3.
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          9.   Lessee agrees to pay when due any real property taxes and
assessments which may be levied against the premises. Lessor shall deliver the tax bill to Lessee upon receipt, and Lessee shall provide Lessor with a receipt for payment or other evidence of payment satisfactory to Lessor, prior to the due date of such taxes. Taxes due for any partial year shall be prorated.

          10. Lessee shall be solely responsible for all damages, claims and liabilities for personal injuries or property damages occurring on or arising out of Lessee's use of the demised premises. Lessee agrees to hold harmless, indemnify and defend Lessor against any and all such claims, liabilities and demands.

               (a) Lessee shall maintain in full force and effect, during the term or any extension thereof, a policy or policies of comprehensive general liability insurance with limits of at least $1,000,000.00 per occurrence. Lessor shall be named as additional assured, and Lessee shall provide Lessor with a certificate of insurance evidencing the coverage and providing that the coverage may not be cancelled or amended, as to Lessor, without first providing 20 days written notice.

               (b) Lessor shall maintain fire insurance on the premises, but Lessee shall be solely responsible for maintaining insurance coverage with respect to its personal property placed upon the premises. Lessee shall pay when due the premium due with respect to any and all fire insurance policies maintained upon the premises by the Lessor, Lessor shall deliver the premium notice to Lessee, upon receipt, and Lessee shall promptly pay the same no later than date upon which payment is due.

                                      4.
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          11.  If the demised premises, during the term of this agreement, or any renewal thereof, shall be destroyed by fire or other casualty, Lessor shall be under no obligation to rebuild the same, and if Lessor shall elect to not rebuild, then this lease shall at once become null and void and the obligations of Lessee to pay rental hereunder shall cease. Provided, however, if the Lessor shall elect to rebuild said premises, it may do so by restoring the same to like condition as of the date of this agreement, and during the term of said rebuilding the rent reserved hereunder shall cease, but upon the conclusion of such rebuilding, the rent at once begins again. If the demised premises are destroyed within the last 12 months of the lease term, the Lessee shall have the right to terminate the lease.

          12. If the premises shall be damaged by fire or other cause so as to be capable of being repaired within a period of 60 days, then Lessor shall cause the premises to be repaired and during the time said repairs are being made, Lessor shall remit to Lessee a fair portion of the rent according to the nature of the damage sustained and according to the extent that Lessee is deprived of the use of said premises.

          13. Should Lessee fail or omit to perform any of the covenants or conditions herein, or should Lessee abandon the premises, Lessor may either elect to terminate this lease, or may elect to re-rent the demised premises at any time as the agent of the tenants, or otherwise, for whatever rental Lessor shall be able to obtain. Should Lessor elect to re-rent the premises for the benefit of Lessee, Lessor shall mail notice in writing to Lessee, addressed to Lessee at 417 Second Street, Eureka,

                                      5.
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California, notifying said Lessee of such intention; all proceeds received as rent, in the event of such re-renting, shall be applied first to the payment of such expenses as Lessor may have incurring in re-renting and re-entering, and then to the payment of the rent due hereunder, and in case of a deficiency, Lessee shall be liable therefor.

          14. At the expiration of the within lease or any extension thereof, Lessee shall remove all lettering and signs of a permanent nature placed on the outside walls of the demised premises.

          15. Lessee shall not assign this lease without the written consent of Lessor first having been obtained.

          16. The Lessee shall not sublet portions of the premises to any separate enterprises operating separately from the Lessee.

          17. In the event of any dispute between Lessor and Lessee relative to the provisions of this lease, they shall each select an arbitrator, who in turn shall select a third arbitrator. The arbitrators so selected shall determine the controversy, by majority vote, and their decision thereon shall be final and binding upon both Lessor and Lessee, who shall bear the cost of such arbitration equally between them.

          18. Failure on the part of Lessor to take any action against Lessee by reason of any particular breach of any or all of the terms, covenants and conditions of this lease on the part of Lessee, shall not be deemed in any way to be a waiver of any other or subsequent breach on the part of Lessee of any or all of the covenants and conditions of this lease.

                                      6.
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          19.  Upon the removal from said premises upon expiration this Lease, or any extended period thereof, and for a period of 30 days thereafter Lessee shall have the right to remove any and all trade fixtures placed on said demised premises by the said Lessee. Should Lessee fail to remove such trade fixtures prior to the expiration of the said Lease or extension thereof, Lessee shall pay to Lessor the minimum monthly rental herein provided for such period of time as said fixtures remain on the premises.

          20. In the event of any litigation or arbitration between the parties regarding this Lease, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney fees.

          21. All the covenants, conditions, agreements and undertakings herein contained shall extend to and be binding upon the heirs, executors, administrators, representatives, successors and assigns of the respective parties hereto.

          The parties hereto have set their hands as of this 4th day of May, 1994.

                                               LESSOR:

                                               /s/ Stephen Gordon
                                               ---------------------------------
                                               Stephen Gordon

                                               /s/ Christine Gordon
                                               ---------------------------------
                                               Christine Gordon

                                               LESSEE:

                                               Restoration Hardware, Inc.


                                               /s/ Stephen Gordon
                                               ---------------------------------
                                               Stephen Gordon, President

                                      7.